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                                                                   Exhibit 10.17

                      [LETTERHEAD OF DIGEX, INCORPORATED]

December 15, 1999

Mr. Timothy Adams
130 Wilsondale
Westwood, MA 02090

Dear Mr. Adams:

On behalf of Digex Incorporated, I am pleased to offer you the position of Chief Financial Officer, reporting to Mr. Mark Shull, Chief Executive Officer.

Compensation

In this position, your annual base salary will be $210,000. (Based on 52 weeks of service.) Your base compensation will be reviewed early spring 2000. You will also be entitled to participate in the Digex Management Incentive Plan as a Tier II participant. (50% of Base Pay Bonus at 100% Corporate Target achievement.) The Incentive will be prorated on the base pay received during the current fiscal calendar year.

Sign-On Bonus

To facilitate your transition to Digex, we are pleased to offer you a Signing Bonus of $75,000 in two installments: 50% of this bonus will be paid shortly after starting and 50% six months after your start date, provided you are still employed with us on that date.

Location of Performance

It is understood that you will perform your duties as Chief Financial Officer from offices maintained in Beltsville, MD and Boston, MA. However, you understand that you will be present at Digex's corporate offices in Beltsville as may be necessary to effectively perform your duties as Chief Financial Officer. In turn, Digex agrees that it will pay your reasonable costs of travel to and from Boston to Beltsville during the course of your employment.

Stock

Digex
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This offer includes a stock option grant covering an aggregate of 250,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors, which such approval occurred on December 1, 1999. Such shares are exercisable as follows: the first 50,000 shares will be exercisable at a price equal to $10.00 per share, and the


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Timothy Adams
December 15, 1999
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200,000 balance of the shares will be exercisable at the December 1, 1999 market price of $34.00, as agreed to on December 1, 1999.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period commencing upon the date of approval by the Compensation Committee of the Board of Directors, 25% of the shares covered by the option, in equal proportion to the multiple exercise prices, will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex, subject to the change of control provisions of the Stock Option Agreement.

Additionally, upon a change in control as defined in the Stock Option Agreement (attached), this grant will fully vest one year following such change. You will be provided details of your Grant Agreement. The option will be issued pursuant to the Company's long-term Incentive Plan and will be subject to all the terms and conditions of their plan.

Intermedia
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This offer also includes a stock option grant covering 25,000 shares of
Intermedia common stock, subject to approval by the Compensation Committee of the Board of Directors.

Vesting of the award will begin with the approval of the grant and will continue in monthly increments of 1/60th over a five-year period. (Vesting of this option award will commence on the day the option is granted and vest over a five-year period at 1/60th per month.) The option price of the award will be the closing market price of Intermedia Communications Inc. common stock on the date that the grant is approved. Details will be provided in your Grant Agreement upon approval by the Board of Directors.

Severance

Upon termination of employment for reason other than "cause," you will be entitled to receive the equivalent amount of your base pay and medical and dental benefits for a 12-month period. Cause shall be defined as your (i) willful and continued failure to substantially perform duties assigned consistent with your position as Chief Financial Officer (other than any failures resulting from physical or mental illness or death); (ii) continuing failure to perform or discharge the duties of Chief Financial Officer assigned to you by the Chief Executive Officer, if such failure to perform or discharge your duties continues for a period of thirty (30) days after written notice to you detailing such failure; or (iii) conviction of a felony that adversely affects the business and/or reputation of Digex. It is understood that this definition of Cause shall be applicable to any "change of control" provisions as contained in the Stock Option Agreement.
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Timothy Adams
December 15, 1999
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Benefits

As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Jamie Starr, HR Generalist, 240 264-2491.

This offer is contingent on the following:

 . Your acknowledgement and execution of our "Employee Agreement Regarding
  Intellectual Property and Proprietary Information", which will be reviewed and authorized by you and a company representative.

 . This offer is contingent upon proof that you are legally authorized to work in the United States, per Immigration Reform Act of 1986 (see attachment A).

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and/or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Disputes

In the event of any dispute regarding the parties compliance with the terms and conditions of this offer, your employment or termination of employment, then either party may file a demand for arbitration with the American Arbitration Association ("AAA") in Washington, DC, pursuant to its rules for commercial arbitration, except that a single arbitrator shall be chosen by the parties. In the event of such arbitration proceeding, the parties shall either agree on a single arbitration or request from the AAA as many lists of arbitrators as may be necessary for the parties to agree on an arbitrator, subject to a maximum of three (3) lists. The AAA striking procedure shall not be used. The fees associated with the filing and processing of such arbitration, including any filing fees, the fees and costs of the mutually agreed arbitrator, and any transcripts, shall be borne equally by the parties. The prevailing party shall pay any other costs, including attorney's fees.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by December 20th, 1999. If we do not receive your acceptance of



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Timothy Adams
December 15, 1999
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this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me or Marthe Lattinville-Pace, VP HR at 240 264-2455. I am looking forward to your joining the Digex Executive Management Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,

/s/ Mark Shull
Mark Shull
President & CEO

cc:     D. Ruberg

Enc.                                    /s/ Timothy M Adams    12/15/99
                                        -------------------    --------
                                        Accepted:              Date: